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                                                                  EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

           -----------------------------------------------------------

The Board of Directors
Corillian Corporation



We consent to incorporation by reference in the Registration Statement on Form S-8 of Corillian Corporation of our report dated January 21, 2000, except for note 11, which is as of March 16, 2000 relating to the balance sheets of Corillian Corporation as of December 31, 1998 and 1999, and the related statements of operations, redeemable convertible preferred stock and shareholders' equity (deficit) and cash flows for the period from April 9, 1997 (date of inception) to December 31, 1997 and for each of the years in the two-year period ended December 31, 1999, which report appears in the Form S-1 of Corillian Corporation (No. 333-95513).


KPMG LLP



Portland, Oregon
April 13, 2000